Exhibit 99.1

Contact: Marc Cannon (954) 769-3146 cannonm@autonation.com Investor Contacts: Andrew Wamser (954) 769-7023 wamsera@autonation.com Robert Quartaro (954) 769-7342 quartaror@autonation.com
AutoNation Announces Highest Quarterly Reported Retail New Vehicle Unit Sales
since Q3 2006(1)

Third Quarter Reported Retail New Vehicle Unit Sales of 84,225, up 10% over Third
Quarter 2013

•	Reported retail new vehicle unit sales in September 2014 were 24,081, best September since 2007(1)

FORT LAUDERDALE, Fla., October 2, 2014 - AutoNation, Inc. (NYSE: AN), America’s largest automotive retailer, today announced that it reported to automotive manufacturers retail sales of 84,225 new vehicles in the third quarter of 2014, an increase of 10% as compared to the third quarter of 2013. Third quarter 2014 reported retail new vehicle unit sales for AutoNation’s operating segments were as follows:

•	25,859 for Domestic, up 9% versus third quarter of 2013,

•	42,451 for Import, up 9% versus third quarter of 2013, and

•	15,915 for Premium Luxury, up 15% versus third quarter of 2013.

On a same-store basis, reported retail new vehicle unit sales in the third quarter of 2014 increased 8% as compared to the third quarter of 2013.

Reported retail new vehicle unit sales in September 2014 were 24,081, an increase of 16% as compared to September 2013. September 2014 reported retail new vehicle unit sales for AutoNation’s operating segments were as follows:

•	7,356 for Domestic, up 13% versus September 2013,

•	11,599 for Import, up 18% versus September 2013, and

•	5,126 for Premium Luxury, up 17% versus September 2013.

On a same-store basis, reported retail new vehicle unit sales in September 2014 increased 14% as compared to September 2013. Industry reporting for September 2014 includes one more calendar day than for September 2013.

AutoNation expects to report October 2014 retail new vehicle unit sales on Tuesday, November 4, 2014.

(1) As compared to prior total retail new vehicle unit sales recorded in accordance with GAAP on a continuing operations basis.
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The information provided in this news release is based on unaudited sales reports provided by our stores to the applicable automotive manufacturers and is provided on a continuing operations basis. These reports are prepared based on the standards established by the applicable automotive manufacturers, which differ from GAAP revenue recognition and other requirements.

For example, the classification of certain transactions under the standards established by certain such manufacturers differs under GAAP. Reported retail sales also includes vehicles placed into certain manufacturer-approved demonstrator vehicle and service loaner programs, which vehicles may be sold as new or used vehicles under GAAP in subsequent periods. In addition, the sales reports are based on the time periods set by the automotive manufacturers for reporting monthly sales, which generally differ from the calendar month. As a result, our operating results calculated and presented in accordance with GAAP, including our new vehicle unit sales, may differ materially from any results expressed or implied by the information provided in our monthly sales reports and summarized in this news release and future news releases. In addition, reported retail sales are subject to seasonal trends. Consequently, reported retail sales for a particular month are not necessarily indicative of results to be expected for a full quarter or year. Please refer to our public filings with the U.S. Securities and Exchange Commission, including without limitation our Annual Report on Form 10-K for the year ended December 31, 2013 and our subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, for additional information regarding our business. Investors should not assume that our disclosure of the information in this news release means that we have determined that such information is material to the Company.

About AutoNation, Inc.
AutoNation is transforming the automotive retail industry through bold leadership. We deliver a superior automotive retail experience through our customer-focused sales and service processes. Owning and operating 273 new vehicle franchises, which sell 34 new vehicle brands across 15 states, AutoNation is America’s largest automotive retailer, with state-of-the-art operations and the ability to leverage economies of scale that benefit the customer. As an indication of our leadership position in our industry, AutoNation is a component of the S&P 500 Index.

Please visit investors.autonation.com, www.autonation.com, www.twitter.com/autonation, www.twitter.com/CEOMikeJackson, www.facebook.com/autonation, and www.facebook.com/CEOMikeJackson, where AutoNation discloses additional information about the Company, its business, and its results of operations.